China Green Agriculture, Inc. Reports First Quarter Fiscal Year 2013 Financial Results, Reaffirms the Fiscal Year 2013 Guidance, and Provides the Second Quarter Fiscal Year 2013 Guidance

XI'AN, China, November 20, 2012 /PRNewswire-Asia-FirstCall/ --

  Total net sales for the three months ended September 30, 2012 decreased 25.6% to $39.5 million, net income decreased 17.4% to $8.9 million with EPS of $0.32
  Company Reaffirms the Fiscal Year 2013 Guidance: Revenue, Net Income and EPS of at least $238.0 million, $46.2 million, and $1.68, respectively
  Company Provides the Second Quarter Fiscal Year 2013 Guidance: Revenue, Net Income and EPS of at least $47.2 million, $8.0 million, and $0.29, respectively
  Management to Host Earnings Conference Call at 8:00 am EST, November 20, 2012

China Green Agriculture, Inc. (NYSE: CGA; "China Green Agriculture" or the "Company"), a company mainly produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its wholly-owned subsidiaries in China, today announced its financial results for the three months ended September 30, 2012.

Financial Summary

First Quarter FY 2013 Results (USD)
(Three months ended September 30, 2012)

	Q1 FY2013	Q1 FY2012	CHANGE

Net Sales	$39.5 million	$53.1 million	-25.6%
Gross Profit	$16.9 million	$18.9 million	-10.4%
Net Income	$8.9 million	$10.7 million	-17.4%
EPS (Basic and Fully Diluted)	$0.32	$0.40	-19.0%
Basic Weighted Average Shares Outstanding	27.5 million	26.9 million	+2.3%
Fully Diluted Weighted Average Shares Outstanding	27.5 million	26.9 million	+2.3%

"Compared to the first fiscal quarter of 2012, we saw a decrease in the sales and net income in the first quarter of 2013, which was largely due to the decrease in Gufeng’s net sales and gross profit. For the three months ended September 30, 2012, our revenue exceeded the high end of the previously announced revenue guidance and net income fell short of the corresponding guidance. However, we had approximately $6.4 million in operating cash flow as of September 30, 2012,” said Mr. Li Tao, Chairman and Chief Executive Officer of China Green Agriculture. "We believe that we are well-positioned to generate substantial returns on our investment and are confident in our track towards achieving our ten-year growth plan, enhancing our strong position in the fertilizer industry and finally maximizing our shareholders’ and employees’ benefits. With the termination of SEC investigation and an aggregate amount of $500,000 stock purchase by the executive, we are committed to grow the company’s business and thrive to increase the enterprise value for the shareholders.”

First Quarter of FY2013 Results of Operations

Total net sales for the three months ended September 30, 2012 were $ 39.5 million, a decrease of $13.6 million, or 25.6%, from $53.1 million for the three months ended September 30, 2011. This decrease was largely due to the decrease in Gufeng’s net sales.

For the three months ended September 30, 2012, Jinong’s net sales increased $5.6 million, or 25.2%, to $27.9 million from $22.2 million for the three months ended September 30, 2011. This increase was mainly attributable to the greater sales of humic acid fertilizer products including our liquid and powder fertilizers during this period as a result of our increased distributors and the aggressive marketing strategy.

For the three months ended September 30, 2012, net sales at Gufeng were $10.9 million, a decrease of $18.7 million, or 63.1%, from $29.6 million for the three months ended September 30, 2011. The fiscal quarter ended September 30, 2012 fell in the “export window” in which no special tariff tax applied, however, due to the lower demand on Nitrogen-Phosphorous elemented compound fertilizer by importing countries which is arising from the backlog of their imported compound fertilizers in previous quarters, which also led to lower-than-before profit margin over the export contracts, Gufeng had no export contract in the quarter ended September 30, 2012. Despite of that, Gufeng has been expanding and penetrating the domestic market particularly since the fiscal quarter ended March 31, 2012, during which period no revenue was generated from fertilizer exportation either due to special tariff tax levied by China authority or due to weak demand by importing countries. Net domestic sales at Gufeng for the three months ended September 30, 2012 was $10.9 million, an increase of $1.8 million, or 19.1%, from $9.2 million for the same period in 2011.

Jintai’s net sales decreased by $1.2 million, or 100.0%, to zero for the three months ended September 30, 2012 from $1.2 million for the same period in 2011. The decrease was attributable to Jintai’s relocation, which commenced on March 1, 2012 and is still on going. Therefore, Jintai did not generate any sales revenue since March 1, 2012.

For the three months ended September 30, 2012, Yuxing’s net sales were $0.7 million, an increase of $0.7 million, from $0.05 million during the three months ended September 30, 2011. The increase was mainly attributable to the strong sales of Yuxing’s top-grade flowers and the proxy sales of certain inventory from Jintai.

Total cost of goods sold for the three months ended September 30, 2012 was $22.6 million, a decrease of $11.6 million, or 34.0%, from $34.2 million for the three months ended September 30, 2011. This decrease was proportional to the decrease in sales, which was mainly due to Gufeng’s decreased exported sales for the three months ended September 30, 2012.

Cost of goods sold by Jinong for the three months ended September 30, 2012 was $12.8 million, an increase of $4.7 million, or 58.3%, from $8.1 million for the same period in 2011. The increase was primarily attributable to (i) the 110% increase in the cost of raw materials and (ii) 25.2% increases in packaging materials as a result of our strong sales of fertilizer products.

Cost of goods sold by Gufeng for the three months ended September 30, 2012 was $9.2 million, a decrease of $16.1 million, or 63.6%, from $25.3 million for the same period in 2011. The decrease was proportional to Gufeng’s sales for the three months ended September 30, 2012.

Cost of goods sold by Jintai for the three months ended September 30, 2012 was zero, comparing to $0.7 million for fiscal year 2011 because Jintai’s had no operation during the past quarter as a result of ongoing relocation.

For three months ended September 30, 2012, cost of goods sold by Yuxing was $0.6 million, an increase of $0.5 million, or 743.3%, from $0.07 million for the three months ended September 30, 2011. The increase was proportional to Yuxing’s sales for the three months ended September 30, 2012.

Total gross profit for the three months ended September 30, 2012 decreased by $2.0 million, or 10.4%, to $16.9 million, as compared to $18.9 million for the three months ended September 30, 2011. Gross profit margin was approximately 42.9% and 35.6% for the three months ended September 30, 2012 and 2011, respectively.

Our selling expenses consisted primarily of salaries of sales personnel, advertising and promotion expenses, freight-out costs and related compensation. Selling expenses were $3.0 million, or 7.7%, of net sales for the three months ended September 30, 2012, as compared to $2.5 million, or 4.7% of net sales for the three months ended September 30, 2011, an increase of $0.5 million, or 21.8%. The selling expenses of Gufeng were $0.2 million, or 2.1% of Gufeng’s net sales for the three months ended September 30, 2012, as compared to $0.8 million, or 2.8% of Gufeng’s net sales for the three months ended September 30, 2011. The selling expenses of Jinong for the three months ended September 30, 2012 were $2.8 million, or 10.0% of Jinong’s net sales, as compared to selling expenses of $1.6 million, or 7.4% of Jinong’s net sales in the same period of 2011. Most of this increase was due to Jinong’s expanded marketing efforts and the increase in shipping costs.

General and administrative expenses consisted primarily of related salaries, rental expenses, business development, depreciation and travel expenses incurred by our general and administrative departments and legal and professional expenses including expenses incurred and accrued for certain litigations. General and administrative expenses were $2.9 million, or 7.3% of net sales, for the three months ended September 30, 2012, as compared to $3.1 million, or 5.9%, of net sales for the three months ended September 30 2011, a decrease of $0.3 million, or 8.4%. This decrease was primarily the result of the decrease of legal fees incurred in connection with certain litigations.

Total operating expenses as a percentage of sales for the first quarter of fiscal year 2013 was 15.0% compared to 10.6% for the same period of last year.

Operating income for the first quarter of fiscal year 2013 was $11.0 million, decreased by 17.0% from $13.3 million in the first quarter of fiscal year 2012. Operating margin for the first quarter of fiscal year 2013 was 27.9%, compared to 25.0% in the same quarter of fiscal year 2012.

Net income for the three months ended September 30, 2012 was $8.9 million, a decrease of $1.9 million, or 17.4%, compared to $10.7 million, for the three months ended September 30, 2011. The decrease was attributable to the decrease in gross profit, primarily Gufeng’s gross profit. Net income as a percentage of total net sales was approximately 22.4% and 20.2 % for the three months ended September 30, 2012 and 2011, respectively.

For the three month period ended September 30, 2012 diluted net income per share was $0.32 as compared to $0.40 for the same period in 2011, based on diluted weighted average shares outstanding of 27.5 million and 26.9 million, respectively.

Financial Condition

As of September 30, 2012, cash and cash equivalents were $74.2 million, an increase of $2.2 million or 3.1%, from $72.0 million as of June 30, 2012. The Company had $14.5 million in short-term loans as of September 30, 2012, an increase of 0.5 million, or 3.8% from 13.9 million as of June 30, 2012. Net accounts receivable stood at $67.7 million as of September 30, 2012, as compared to $62.0 million as of June 30, 2012, an increase of $5.6 million or 9.2%, which is mainly attributable to the implementation of 180 days credit policy. In order to respond to the cash flow shortage caused by the tightening financing encountered by some of our distributors, the company launched such a policy since the third quarter of fiscal year 2012 enabling such distributors take full advantage of the 180-day credit terms. For the first quarter ended September 30, 2012, cash flow provided by operating activities was $6.4 million, an increase of $8.4 million, or 418.0% from $2.0 million, as cash flow used in operating activities for the same period in 2011. The increase was mainly attributable to the significantly decreased inventories by 99%, which contributed to the 143.9% cash flow increase comparing to the same period in 2011.

Capital Expenditure

For the first quarter ended September 30, 2012, the capital expenditure stood at approximately $4.6 million, an increase of $3.7 million, or 399.4% from $0.9 million for the three months ended September 30, 2011. The increase was attributable to the purchases of plant, property and equipment, and increase in construction in progress.

Fiscal Year 2013 and the Second Quarter Guidance

For the fiscal year ended June 30, 2013, management expects net sales of $238.0 million to $255.9 million, net income of $46.2 million to $49.2 million, and an EPS of $1.68 to $1.79 based on 27.5 million weighted average shares. For the second quarter ended December 31, 2012, management expects net sales of $47.2 to $50.8 million, net income of $8.0 to $9.0 million, and EPS of $0.29 to $0.33 based on 27.5 million weighted average shares.

Conference Call

The Company will hold a conference call at 8:00 a.m. EST on Tuesday, November 20, 2012. Any interested participants are welcome to join in the call by following the dial-in details as set out below. When prompted by the operator, please indicate "China Green Agriculture's First Quarter Fiscal Year 2013 Financial Results" to join the call.

Event:	CGA First Quarter Fiscal Year 2013 Conference Call
Date:	November 20, 2012
Time:	8:00 a.m. EST
US Dial In:	1- 877-407-8033
Int'l Dial In:	1- 201-689-8033
Conference ID#:	404065

This conference call will be broadcast live over the Internet. To listen to the live webcast, go to http://www.ir-site.com/cgagri/events.asp. Investors can also access the webcast at http://www.InvestorCalendar.com.

A playback will be available through December 4, 2012. To listen, please call 1- 877-660-6853 within the United States or 1-201-612-7415 when calling internationally.

About China Green Agriculture, Inc.

The Company mainly produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its wholly-owned subsidiaries, i.e.: Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. (“Jinong”), Beijing Gufeng Chemical Products Co., Ltd., a wholly-owned subsidiary of Jinong in the PRC (“Gufeng”), Xi'an Jintai Agriculture Technology Development Company ("Jintai") and Xi'an Hu County Yuxing Agriculture Technology Development Co., Ltd. ("Yuxing"). Jinong produced and sold 129 different kinds of fertilizer products as of September 30, 2012, all of which are certified by the PRC government as Green Food Production Materials, as stated by the China Green Food Development Center. Jinong currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 22 provinces, four autonomous regions, and three central-government-controlled municipalities in the PRC. Jinong had 779 distributors in China as of September 30, 2012. Gufeng, and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd., are Beijing-based producers of compound fertilizer, blended fertilizer, organic compound fertilizer, and mixed organic-inorganic compound fertilizer. As of September 30, 2012, Gufeng produced and sold 317 different kinds of fertilizer products, and had 187 distributors in China. For more information, visit http://www.cgagri.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains forward-looking statements concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic, business and environment conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, the execution of its ten-year growth plan and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulation.

For more information, please contact:

China Green Agriculture, Inc.
Ms. Jane Zuo (English and Chinese)
Investor Relations Manager
Tel: +86-186-1842-8899
Email: jane.zuo@cgagri.com